SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): January 3, 1997

                         STAR MULTI CARE SERVICES, INC.
             (Exact Name of Registrant as specified in its Charter)


        New York                      1-10751                    11-1975534
(State or Other Jurisdiction        (Commission               (I.R.S. Employer
   of Incorporation)                File Number)             Identification No.)


33 Walt Whitman Road, Huntington Station, NY                            11746
(Address of Principal Executive Offices)                              (Zip Code)


                                 (516) 423-6688
              (Registrant's Telephone Number, Including Area Code)

Item 5.    Other Events

           SUPPLEMENTAL FINANCIAL STATEMENTS
           ---------------------------------

           Star Multi Care Services, Inc. (the "Company"), has restated its financial statements for the years ended May 31, 1996 (the "Supplemental Consolidated Financial Statements"). The Supplemental Consolidated Financial Statements give effect to the business combination of the Company and AMSERV HEALTHCARE SERVICES, INC., accounted for as a pooling of interests. Accordingly, these Supplemental Consolidated Financial Statements supersede the Consolidated Financial Statements filed as part of the Company's Annual Report on Form 10-KSB, dated August 29, 1996. A copy of the Supplemental Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations is included in this report.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATION

           The following discussion and analysis provides information which the Company's management believes is relevant to an assessment and understanding of the Company's results of operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere herein.

RESULTS OF OPERATIONS

Year Ended May 31, 1996 Compared to Year Ended May 31, 1995

           Net revenues increased $10,732,899 or 28% to $49,162,934 for the fiscal year ended May 31, 1996 over net revenues of $38,430,035 for the fiscal year ended May 31, 1995. Approximately 53% of the increase was due to the acquisition of certain assets of Long Island Nursing Registry ("LINR") (see Note 2 to the Supplemental Consolidated Financial Statements included elsewhere in this report). LINR was exclusively involved in the business of providing placement services of registered and licensed nurses and home health aids to patients for care at home ("Home Care"). The remainder of the increase was due to a general upward trend in Home Care. Net revenues from Home Care increased by $10,313,394 or 41% while net revenues from Hospital Staffing decreased by $419,505 or 25%.

           The Company's decreased revenues from temporary health care personnel recruiting to hospitals and nursing homes ("Hospital Staffing") resulted from a general decline in demand for these services.

           The Company's decided shift towards Home Care mirrors a changing social and economic attitude toward the de-institutionalization of patients. Due to the long hospital stays of some terminally ill patients and the greater costs associated with institutional treatment plans, the Company believes that the industry (i.e. hospital, insurance companies and home care agencies) trend is to find ways to care for patients in the home. The Company continues to devote its resources toward the growth in Home Care and believes this upward trend will continue in the future. Home Care revenues represented approximately 98% of 1996 net revenues and Hospital Staffing represented approximately 2% of 1996 net revenues.

           Gross profit margin percentages for the fiscal years ended May 31, 1996 and 1995 were 35%.

           Selling, General and Administrative expenses ("SG&A") as a percentage of net revenues were 30% in both 1996 and 1995.

           Net income increased by $331,238 or 41% to $1,143,259 for the fiscal year ended May 31, 1996 over net income of $812,021 for the fiscal year ended May 31, 1995. The increase occurred primarily because of the increased revenues from Home Care.

           The Company's effective tax rate for 1996 was 33% as compared to 38% in 1995. The decrease in the effective tax rate is due to the reversal of the valuation allowance that fully reserved net deferred tax assets at May 31, 1995 that is now judged more likely than not to be realized.

Year Ended May 31, 1995 Compared to Year ended May 31, 1994

           Net revenues increased $8,735,857 or 29% to $38,430,035 for the fiscal year ended May 31, 1995 over net revenues of $29,694,178 for the fiscal year ended May 31, 1994. Approximately 27% of the increase was due to a full year of operations of the Company's North Central division, which was acquired in June 1994. (See Note 2 to the Supplemental Consolidated Financial Statements included elsewhere in this report). Approximately 20% of the increase was due to the acquisition of certain assets of DSI Health Care Services in November 1993. (See Note 2 to the Supplemental Consolidated Financial Statements included elsewhere in this report). The remaining increase was due to a general upward trend in the Home Care business which required the opening of new locations which were in operation for all of fiscal 1995 and 1994. Net revenues from Home Care increased $9,923,240 or 37% while net revenues from Hospital Staffing decreased by $1,187,383 or 41%.

           The Company's decreased revenues from Hospital Staffing resulted from a general decline in demand for these services.

           The Company's decided shift towards Home Care mirrors a changing social and economic attitude toward the de-institutionalization of patients. Due to the long hospital stays of some terminally ill patients and the greater costs associated with institutional treatment plans, the Company believes that the industry (i.e. hospital, insurance companies and home care agencies) trend is to find ways to care for patients in the home. The Company continues to devote its resources toward the growth in Home Care and believes this upward trend will continue in the future. Home Care revenues represented approximately 95% of 1996 net revenues and Hospital Staffing represented approximately 5% of 1995 net revenues.

           Gross profit margin percentages for the fiscal years ended May 31, 1995 and 1994 were 35%.

           SG&A as a percentage of net revenues were 30% in both 1995 and 1994.

           Income from continuing operations increased by $400,490 or 112% to $758,036 for the fiscal year ended May 31, 1995 over income from continuing operations of $357,546 for the fiscal year ended May 31, 1994. The increase occurred primarily because of the increased revenues from Home Care.

           During fiscal 1994, the Company discontinued operation of its temporary nursing services business and recorded a loss from discontinued operations of $710,636 and an after-tax loss on the anticipated disposal of discontinued operations of $1,167,949. During fiscal 1995, the temporary nursing services business was sold and after recognizing the 1994 writedown, an after-tax gain of $30,302 was recognized. The 1995 gain resulted from the difference between the actual and estimated loss on the disposal. See Note 7 of the Notes to Supplemental Consolidated Financial Statements included elsewhere in this report for additional details.

           The Company's effective tax rate for 1995 was 38% as compared to 44% in 1994. The decrease in the effective tax rate is due to the result of the tax benefit from measuring cumulative temporary differences in connection with the disposal of the temporary nursing services business which reversed in fiscal 1995, and growth of the Company's business in Florida which has a lower rate than New York, as well as the use of certain federal tax credits.

           In October 1994, a subsidiary of the Company received from the Internal Revenue Service ("IRS") a formal report proposing an adjustment in taxes of $1,222,220 for the years 1989 through and including 1993. On October 12, 1995, that subsidiary signed a closing agreement with the IRS providing for zero tax liability. The subsidiary agreed to treat all skilled nurses providing Hospital Staffing services as employees for federal employment tax purposes commencing January 1, 1996. As skilled Hospital Staffing services currently represent only 5% of revenues, this change is not expected to have a significant impact on earnings.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

           As of May 31, 1996, cash and cash equivalents were $1,881,979 as compared with $1,496,792 at May 31, 1995.

           The nature of the Company's business requires weekly payments to its personnel at the time they render services, while it receives payment for services rendered over an extended period of time (60 to 180 days or longer), particularly when the payor is an insurance company, medical institution or governmental unit. At May 31, 1996 and May 31, 1995, the Company's accounts receivable balances were $9,611,169 and $6,715,907, respectively, representing 20% and 17% of the Company's net revenues for each of the respective years then ended. Accounts receivable represent a substantial portion of current and total assets at May 31, 1996 and May 31, 1995. During fiscal 1996, accounts receivable turnover was approximately 65 days while during fiscal 1995 turnover was 63 days, an increase of 2 days.

           Borrowings under the Company's revolving line of credit increased approximately $800,000 during the year ended May 31, 1995 and further increased by $1,530,000 during the year ended May 31, 1996. The increase in borrowings during the year ended May 31, 1995 were used to partially fund the initial acquisition of assets from LINR in May 1995. The increase in borrowings during the period ended May 31, 1996 were used to help fund the increase in accounts receivable resulting primarily from the Company's acquisition of LINR. The Company currently has available a revolving credit line with a bank which allows for maximum borrowing of $6,000,000. This revolving credit line expires on October 31, 1997 and is subject to renewal.

However, as the Company's business expands, additional financing may be required. Outstanding borrowings under the revolving credit line at May 31, 1996 were $3,280,000 as compared to $1,750,000 at May 31, 1995.

           As a result, the Company feels that its current financial condition is sufficient in order to permit the Company to meet its financial requirements for at least the ensuing twelve months.

           The Company intends to meet its long-term liquidity needs through available cash, cash flow and, if necessary, the Company's bank line of credit. To the extent that such sources are inadequate, the Company will be required to seek additional financing. In such event, there can be no assurance that additional financing will be available to the Company on satisfactory terms.

           In May 1993, one of the Company's subsidiaries received from the Department of Labor ("DOL") a formal report proposing an adjustment in the amount of $73,000 as a result of an employment tax audit. In January 1994, another of the Company's subsidiaries received from the DOL a formal report proposing an adjustment in the amount of $33,000.

           The Company prevailed before the hearing examiner in the latter of these cases, which decision is presently being appealed by the DOL, and the Company is vigorously defending its position. The Company did not prevail in the former case and is currently appealing that decision. Management believes that an unfavorable outcome in either or both of these appeals would not materially affect the financial position of the Company.

           Other than the matters described above, the Company does not anticipate any extraordinary material commitments for capital expenditures for the Company's current fiscal year. The Company believes that cash generated from operations, together with borrowings available under its existing line of credit, will be sufficient to meet its short-term and long-term liquidity needs.

           The Company is continually exploring possible acquisitions of compatible companies in the health care business. If any such acquisition were to be made with available cash, the Company's long-term liquidity would depend to a greater extent on cash flow and the line of credit.

INFLATION AND SEASONALITY

           The rate of inflation was insignificant during the year ended May 31, 1996. In the past, the effects of inflation on personnel costs have been offset by the Company's ability to increase its charges for services rendered. The Company anticipates that it will be able to continue to do so in the near future. The Company continually reviews its costs in relation to the pricing of its services.

           The Company's business is not seasonal.

                         STAR MULTI CARE SERVICES, INC.

                       REPORT ON SUPPLEMENTAL CONSOLIDATED
                              FINANCIAL STATEMENTS

                         THREE YEARS ENDED MAY 31, 1996

                         STAR MULTI CARE SERVICES, INC.



             INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



                                                                         PAGE
                                                                         ----

Report of Holtz Rubenstein & Co., LLP,
 Independent Certified Public Accountants                              F-2 - F-3

Report of Ernst & Young LLP, Independent
 Certified Public Accountants                                             F-4

Report of Deloitte & Touche LLP, Independent
 Certified Public Accountants                                             F-5

Supplemental consolidated balance sheets as of
 May 31, 1996 and 1995                                                    F-6

Supplemental consolidated statements of operations
    for the three years ended May 31, 1996                                F-7

Supplemental consolidated statement of shareholders' equity
    for the three years ended May 31, 1996                                F-8

Supplemental consolidated statements of cash flows
    for the three years ended May 31, 1996                                F-9

Notes to supplemental consolidated financial statements              F-10 - F-24

                          INDEPENDENT AUDITORS' REPORT




Board of Directors and Stockholders
Star Multi Care Services, Inc.
Hicksville, New York

We have audited the accompanying supplemental balance sheets of Star Multi Care Services, Inc. as of May 31, 1996 and 1995 and the related supplemental consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended May 31, 1996. The supplemental financial statements give retroactive effect to the merger of Star Multi Care
Services, Inc. and AMSERV HEALTHCARE, INC. on August 23, 1996, which has been accounted for as a pooling of interests as described in Notes 1a and 2a to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests methods in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Star Multi Care Services, Inc. after financial statements covering the date of consummation of the business combination are issued. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of AMSERV HEALTHCARE, INC., which statements reflect total assets constituting 34% in 1996 and 39% in 1995, and total revenues constituting 26% in 1996, 30% in 1995 and 25% in 1994 of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for AMSERV HEALTHCARE, INC., is based solely on the report of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Star Multi Care Services, Inc. at May 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended May 31, 1996, after giving retroactive effect to the merger with AMSERV HEALTHCARE, INC., in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.




                                                /s/ Holtz Rubenstein & Co., LLP

                                                    HOLTZ RUBENSTEIN & CO., LLP



Melville, New York
July 19, 1996 (except for Notes 1a, 2a and 8, as to which the date is August 23, 1996)

                Report of Ernst & Young LLP, Independent Auditors


The Board of Directors and Shareholders
AMSERV HEALTHCARE INC.

We have audited the accompanying consolidated balance sheets of AMSERV HEALTHCARE INC. as of May 31, 1996 and June 24, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from June 25, 1995 to May 31, 1996 and the year ended June 24, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of AMSERV HEALTHCARE INC. for the year ended June 30, 1994, were audited by other auditors whose report dated October 7, 1994, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the May 31, 1996 and June 24, 1995 financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMSERV HEALTHCARE INC. at May 31, 1996 and June 24, 1995, and the consolidated results of its operations and its cash flows for the period from June 25, 1995 to May 31, 1996 and for the year ended June 24, 1995, in conformity with generally accepted accounting principles.



                                                      /s/ Ernst & Young LLP
                                                      ERNST & YOUNG LLP


San Diego, California
August 8, 1996
except for Note 6 and 13, as to which the date is August 23, 1996

INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors
 AMSERV HEALTHCARE INC.:

We have audited the consolidated statements of operations, shareholders' equity and cash flows of AMSERV HEALTHCARE INC. and subsidiaries (the "Company") for the year ended June 30, 1994 (none of which are presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations of AMSERV HEALTHCARE INC. and subsidiaries and their cash flows for the year ended June 30, 1994 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
October 7, 1994

                         STAR MULTI CARE SERVICES, INC.
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                     May 31,
                                                          ----------------------------
ASSETS (Note 5)                                               1996            1995
------                                                    ------------    ------------
CURRENT ASSETS:
    Cash and cash equivalents                             $  1,881,979    $  1,496,792
    Short-term investments (Note 3)                            100,000       1,392,021
    Accounts receivable, net of allowance for doubtful
       accounts of $808,000 and $493,264 at
       May 31 1996 and 1995, respectively (Note 14)          9,611,169       6,715,907
    Prepaid expenses and other current assets                  800,665         346,629
    Deferred income taxes (Note 9)                             400,015         160,000
                                                          ------------    ------------
      Total current assets                                  12,793,828      10,111,349

PROPERTY AND EQUIPMENT, net of accumulated depreciation
    of $706,818 and $519,896 at May 31, 1996 and
    1995, respectively                                         766,480         648,154
NOTES RECEIVABLE FROM OFFICER (Note 12)                        100,517         109,717
INTANGIBLE ASSETS, net (Note 4)                              5,197,778       5,548,763
OTHER ASSETS                                                   510,487         380,233
                                                          ------------    ------------
                                                          $ 19,369,090    $ 16,798,216
                                                          ============    ============
LIABILITIES, REDEEMABLE PREFERRED STOCK
---------------------------------------
    AND SHAREHOLDERS' EQUITY
    ------------------------

CURRENT LIABILITIES:
    Accrued payroll and related expenses                  $  1,329,826    $  1,454,732
    Accounts payable and other accrued expenses              1,530,138       1,065,637
    Net liabilities of discontinued operations (Note 7)         98,081         391,770
    Income taxes payable (Note 9)                              295,647         300,440
    Current maturities of long-term debt (Note 6)              125,000         125,000
                                                          ------------    ------------
      Total current liabilities                              3,378,692       3,337,579
                                                          ------------    ------------

LONG-TERM LIABILITIES:
    Revolving credit line (Note 5)                           3,280,000       1,750,000
    Long-term debt (Note 6)                                    250,000         375,000
    Deferred income taxes (Note 9)                              39,909            --
    Other long-term liabilities                                 33,970          30,859
                                                          ------------    ------------
      Total long-term liabilities                            3,603,879       2,155,859
                                                          ------------    ------------

REDEEMABLE PREFERRED STOCK:  (Note 8)
    Preferred stock, $.01 par value;
     authorized 3,000,000 shares:
      Class A; issued and outstanding 341,435 shares              --             3,414
      Class B; issued and outstanding 130,071 shares             1,301            --
    Additional paid-in capital                                 340,135         679,456
                                                          ------------    ------------
      Total redeemable preferred stock                         341,436         682,870
                                                          ------------    ------------

COMMITMENTS AND CONTINGENCY (Notes 2, 15 and 16)

SHAREHOLDERS' EQUITY:  (Notes 2, 10, 11, and 12)
    Preferred stock, $1.00 par value, 5,000,000
     shares authorized                                            --              --
    Common stock, $.001 par value, 10,000,000
      shares authorized; 3,820,358 and
      3,604,050 shares issued, respectively                      3,820           3,604
    Additional paid-in capital                              13,288,607      11,882,682
    Subscription receivable                                   (397,782)       (198,440)
    Unrealized (loss) on short-term investments                 (6,000)        (14,564)
    Deficit                                                   (564,640)       (772,452)
    Treasury stock, 137,500 common shares at
      May 31, 1996 and 1995                                   (278,922)       (278,922)
                                                          ------------    ------------
      Total shareholders' equity                            12,045,083      10,621,908
                                                          ------------    ------------
                                                          $ 19,369,090    $ 16,798,216
                                                          ============    ============

           See notes to supplemental consolidated financial statements

                         STAR MULTI CARE SERVICES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                Years Ended
                                                                                   May 31,
                                                                --------------------------------------------
                                                                    1996            1995            1994
                                                                ------------    ------------    ------------
REVENUES, net (Note 14)                                         $ 49,162,934    $ 38,430,035    $ 29,694,178
                                                                ------------    ------------    ------------
OPERATING EXPENSES (Notes 12, 16 and 17)
    Costs of revenues                                             31,943,356      24,854,524      19,333,452
    Selling, general and administrative                           14,634,533      11,569,405       9,057,610
    Depreciation and amortization                                    752,758         755,449         726,978
                                                                ------------    ------------    ------------
                                                                  47,330,647      37,179,378      29,118,040
                                                                ------------    ------------    ------------

INCOME FROM OPERATIONS                                             1,832,287       1,250,657         576,138
INTEREST (EXPENSE) INCOME, net                                      (120,184)        (20,583)         67,240
                                                                ------------    ------------    ------------

INCOME FROM CONTINUING OPERATIONS BEFORE
    PROVISION FOR INCOME TAXES                                     1,712,103       1,230,074         643,378
PROVISION FOR INCOME TAXES (Note 9)                                  568,844         472,038         285,832
                                                                ------------    ------------    ------------

INCOME FROM CONTINUING OPERATIONS                                  1,143,259         758,036         357,546

DISCONTINUED OPERATIONS:  (Note 7)
    Loss from discontinued operations, net of income
      taxes of ($282,401)                                               --              --          (710,636)
    Gain (loss) on disposal of discontinued operations,
      net of income taxes of $168,211 in 1995 and
     ($77,110) in 1994                                                  --            30,302      (1,167,949)
                                                                ------------    ------------    ------------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
    ACCOUNTING PRINCIPLE                                           1,143,259         788,338      (1,521,039)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
    PRINCIPLE (Notes 3 and 9)                                           --            23,683          65,000
                                                                ------------    ------------    ------------
NET INCOME (LOSS)                                               $  1,143,259    $    812,021    $ (1,456,039)
                                                                ============    ============    ============

NET INCOME PER COMMON SHARE:
    Primary:
      Income from continuing operations and before cumulative
         effect of accounting change                            $        .29    $        .20    $        .10
      Loss from discontinued operations                                 --              --              (.20)
      Gain  (loss) on disposal of discontinued operations               --               .01            (.33)
      Cumulative effect of change in accounting principle               --               .01             .02
                                                                ------------    ------------    ------------
         Net income (loss)                                      $        .29    $        .22    $       (.41)
                                                                ============    ============    ============

    Assuming full dilution:
      Income from continuing operations and before
         cumulative effect of accounting change                 $        .28    $        .20    $        .10
      Loss from discontinued operations-                                --              --              (.20)
      Gain (loss) on disposal of discontinued operations                --               .01            (.33)
      Cumulative effect of change in accounting principle               --               .01             .02
                                                                ------------    ------------    ------------
         Net income (loss)                                      $        .28    $        .22    $       (.41)
                                                                ============    ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
    Primary                                                        3,996,993       3,772,926       3,529,377
                                                                ============    ============    ============
    Assuming full dilution                                         4,011,503       3,798,581       3,529,377
                                                                ============    ============    ============

           See notes to supplemental consolidated financial statements

                         STAR MULTI CARE SERVICES, INC.

           SUPPLEMENTAL CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                    (Note 10)

[TABLE 1 0F 2]


                                                            COMMON STOCK        ADDITIONAL                 UNREALIZED      RETAINED
                                                          -------------------   PAID-IN      SUBSCRIPTION   (LOSS) ON      EARNINGS
                                                          SHARES    PAR VALUE   CAPITAL       RECEIVABLE   INVESTMENTS    (DEFICIT)
                                                          ------    ---------   -------       ----------   -----------    ---------
Balance, May 31, 1993, as previously reported            1,445,000   $ 1,445   $  4,842,513    $    --      $   --      $   171,738
Pooling of interest with AMSERV Healthcare, Inc.
    (Note 2)                                             1,204,311     1,204      6,107,556         --          --          181,129
                                                        ----------   -------   ------------    ---------    --------    -----------

Balance, May 31, 1993, as adjusted                       2,649,311     2,649     10,950,069         --          --          352,867

Purchase of treasury stock                                    --        --             --           --          --             --
Stock split                                                722,500       723           (723)        --          --             --
Net loss                                                      --        --             --           --          --       (1,456,039)
                                                        ----------   -------   ------------    ---------    --------    -----------

Balance, May 31, 1994                                    3,371,811     3,372     10,949,346         --          --       (1,103,172)

Purchase of treasury stock                                    --        --             --           --          --             --
Exercise of stock options                                   19,000        19         36,145         --          --             --
Exercise of stock options on pooled company including
    income tax benefit                                      84,892        85        416,018     (198,440)       --             --
Stock dividend                                             128,347       128        481,173         --          --         (481,301)
Cumulative effect of change in accounting principle           --        --             --           --       (23,683)          --
Change in unrealized loss on short-term investments           --        --             --           --         9,119           --
Net income                                                    --        --             --           --          --          812,021
                                                        ----------   -------   ------------    ---------    --------    -----------

Balance, May 31, 1995                                    3,604,050     3,604     11,882,682     (198,440)    (14,564)      (772,452)

Adjustment to conform fiscal year of AMSERV
    Healthcare, Inc.                                          --        --             --           --          --          136,262
Exercise of stock options                                   17,287        17         40,611         --          --             --
Exercise of stock options on pooled company including
    income tax benefit                                      62,931        63        293,741     (199,342)       --             --
Stock dividend                                             136,090       136      1,071,573         --          --       (1,071,709)
Change in unrealized loss on short-term investments           --        --             --           --         8,564           --
Net income                                                    --        --             --           --          --        1,143,259
                                                        ----------   -------   ------------    ---------    --------    -----------
Balance, May 31, 1996                                    3,820,358   $ 3,820   $ 13,288,607    $(397,782)   $ (6,000)   $  (564,640)
                                                        ==========   =======   ============    =========    ========    ===========

[TABLE 2 OF 2]


                                                              TREASURY STOCK          TOTAL
                                                            -----------------      SHAREHOLDERS'
                                                            SHARES      VALUE         EQUITY
                                                            ------      -----         ------
Balance, May 31, 1993, as previously reported                45,000   $(105,000)   $  4,910,696
Pooling of interest with AMSERV Healthcare, Inc.
    (Note 2)                                                   --          --         6,289,889
                                                          ---------   ---------    ------------

Balance, May 31, 1993, as adjusted                           45,000    (105,000)     11,200,585

Purchase of treasury stock                                   90,000    (167,985)       (167,985)
Stock split                                                    --          --              --
Net loss                                                       --          --        (1,456,039)
                                                          ---------   ---------    ------------

Balance, May 31, 1994                                       135,000    (272,985)      9,576,561

Purchase of treasury stock                                    2,500      (5,937)         (5,937)
Exercise of stock options                                      --          --            36,164
Exercise of stock options on pooled company including
    income tax benefit                                         --          --           217,663
Stock dividend                                                 --          --              --
Cumulative effect of change in accounting principle            --          --           (23,683)
Change in unrealized loss on short-term investments            --          --             9,119
Net income                                                     --          --           812,021
                                                          ---------   ---------    ------------

Balance, May 31, 1995                                       137,500    (278,922)     10,621,908

Adjustment to conform fiscal year of AMSERV
    Healthcare, Inc.                                           --          --           136,262
Exercise of stock options                                      --          --            40,628
Exercise of stock options on pooled company including
    income tax benefit                                         --          --            94,462
Stock dividend                                                 --          --              --
Change in unrealized loss on short-term investments            --          --             8,564
Net income                                                     --          --         1,143,259
                                                          ---------   ---------    ------------
Balance, May 31, 1996                                       137,500   $(278,922)   $ 12,045,083
                                                          =========   =========    ============

           See notes to supplemental consolidated financial statements

                         STAR MULTI CARE SERVICES, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Years Ended
                                                                                        May 31,
                                                                      -----------------------------------------
                                                                          1996           1995           1994
                                                                      -----------    -----------    -----------
CASH FLOW FROM OPERATING ACTIVITIES:
   Net income (loss)                                                  $ 1,143,259    $   812,021    $(1,456,039)
                                                                      -----------    -----------    -----------
   Adjustments to reconcile net income (loss) to net cash
      (used in) provided by operating activities:
        Provision for doubtful accounts                                   511,736        196,309        255,446
        Depreciation and amortization                                     722,609        755,449        902,406
        Deferred income taxes                                            (200,106)       (12,765)       (11,000)
        AMSERV fiscal year conversion                                     136,262           --             --
        Loss on disposal of equipment                                        --           47,286         45,078
        (Gain) loss on disposal of discontinued operations                   --          (30,302)     1,167,949
        Cumulative effect of change in accounting principles                 --          (23,683)       (65,000)
        Write-off of intangibles                                             --             --          137,616
        Changes in operating assets and liabilities:
        (Increase) decrease in assets:
           Accounts receivable                                         (3,406,998)      (357,874)    (1,746,575)
           Prepaid expenses and other assets                             (584,290)       122,811       (134,455)
           Valuation allowance                                            (16,902)          --             --
        Increase (decrease) in liabilities:
           Accounts payable and accrued payroll and expenses              257,250        369,760        243,632
           Income taxes payable                                            (4,793)       104,903        140,653
           Other liabilities                                              (14,544)       238,812         94,122
           Loss contracts and unfavorable leases                             --             --          (44,000)
                                                                      -----------    -----------    -----------
        Total adjustments                                              (2,599,776)     1,410,706        985,872
                                                                      -----------    -----------    -----------
        Net cash (used in) provided by operating activities            (1,456,517)     2,222,727       (470,167)
                                                                      -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of short-term investments                                    (992,999)    (1,586,285)      (497,125)
   Proceeds from sale of short-term investments                         2,310,486        880,000        268,750
   Purchase of intangibles                                                (82,403)       (14,829)          --
   Repayment on note receivable from officer                                9,200         15,506          4,777
   Purchase of property and equipment                                    (307,547)      (398,332)      (152,545)
   Business acquisitions                                                     --       (1,215,770)    (1,469,839)
   Payment of costs related to discontinued operations                   (293,689)      (508,587)          --
   Proceeds from sale of discontinued operations                             --          813,941           --
   Cash received on notes receivable                                         --           50,411        191,504
   Proceeds from sale of property and equipment                              --           31,851          4,034
   Payment of earnout advance                                                --         (500,000)          --
                                                                      -----------    -----------    -----------
        Net cash provided by (used in) investing activities               643,048     (2,432,094)    (1,650,444)
                                                                      -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from revolving credit line                              1,530,000        800,000        950,000
   Repayment of long-term debt                                           (125,000)      (166,666)          --
   Proceeds from the exercise of stock options                            135,090        253,827           --
   Redemption of Class A preferred shares                                    --         (170,718)          --
   Redemption of Class B preferred shares                                (341,434)          --             --
   Repayment of note payable                                                 --          (73,349)       (57,238)
   Issuance of note payable                                                  --             --          130,587
   Purchase of treasury stock                                                --           (5,937)      (167,985)
                                                                      -----------    -----------    -----------
        Net cash provided by financing activities                       1,198,656        637,157        855,364
                                                                      -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH AND CASH                                  385,187        427,790     (1,265,247)
   EQUIVALENTS
CASH AND CASH EQUIVALENTS, beginning of year                            1,496,792      1,069,002      2,334,249
                                                                      -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of year                                $ 1,881,979    $ 1,496,792    $ 1,069,002
                                                                      ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURE:
   Income taxes paid                                                  $   858,932    $   526,784    $   218,294
                                                                      ===========    ===========    ===========
   Interest paid                                                      $   280,000    $   117,289    $    40,421
                                                                      ===========    ===========    ===========

           See notes to supplemental consolidated financial statements

                          STAR MULTI CARE SERVICES, INC

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                         THREE YEARS ENDED MAY 31, 1996


1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

           a.        BASIS OF PRESENTATION

           The supplemental consolidated financial statements of Star Multi Care Services, Inc. have been prepared to give retroactive effect to the merger with AMSERV HEALTHCARE, INC. ("AMSERV") on August 23, 1996, which has been accounted for as a pooling of interests as described in Note 2. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests methods in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Star Multi Care Services, Inc. after financial statements covering the date of consummation of the business combination are issued.

           b.        DESCRIPTION OF BUSINESS

           The Company is principally engaged in providing temporary health care personnel, including registered nurses, licensed practical nurses, nurses' aides and respiratory therapists to hospitals, nursing homes, extended care facilities and in-home patients in Florida, Ohio and the New York City metropolitan area.

           c.        PRINCIPLES OF CONSOLIDATION

           The consolidated financial statements include the accounts of Star Multi Care Services, Inc. and its subsidiaries (the "Company"), all of which are wholly-owned. All significant intercompany transactions and accounts have been eliminated.

           d.        REVENUE RECOGNITION AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

           Net revenue is recorded at the estimated net realizable amount from patients, third- party payors and others for services rendered. A provision for doubtful accounts is made for revenue estimated to be uncollectible and is adjusted periodically based upon management's evaluation of current industry conditions, historical collection experience and other relevant factors which, in the opinion of management, deserve recognition in estimating the allowance for doubtful accounts.

           e.        INVESTMENTS IN DEBT AND EQUITY SECURITIES

           In July 1994, the Company has adopted Statement of Financial Accounting Standard ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company has classified its investment securities as available-for-sale and has recorded unrealized holding gains and losses as a separate component of stockholders' equity. The cumulative effect of the change in accounting principle resulted in an after-tax increase to income for unrealized losses of $23,683 at June 1, 1994.

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Cont'd)

           f.        PROPERTY AND EQUIPMENT

           Property and equipment are recorded at cost. The carrying amount of assets and related accumulated depreciation and amortization are removed from the accounts when such assets are disposed of, and the resulting gain or loss is included in operations. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the remaining life of the lease or the life of the improvements.

           g.        INTANGIBLE ASSETS

           Intangible assets are stated at acquisition cost and are being amortized on a straight- line basis over their estimated useful lives.

           h.        CONTRACTUAL ADJUSTMENTS

           Under Medicare, Medicaid and other cost-based reimbursement programs, the Company is reimbursed for services rendered to covered program patients as determined by reimbursement formulas. The differences between established billing rates and the amounts reimbursable by the programs and patient payments are recorded as contractual adjustments and deducted from revenues.

           Retroactively calculated third-party contractual adjustments are accrued on an estimated basis in the period the related services are rendered. Revisions to estimated contractual adjustments are recorded based upon audits by third-party payors, as well as other communications with third-party payors such as desk reviews, regulation charges and policy statements. These revisions are made in the year such amounts are determined.

           i.        CASH EQUIVALENTS

           For purposes of the consolidated statements of cash flows, the Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.

           j.        INCOME TAXES

           Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Temporary differences and carryforwards giving rise to deferred taxes primarily relate to the allowance for doubtful accounts, depreciation and subsidiary net operating loss carryforwards.

           k.        NET INCOME PER SHARE

           Net income per share has been computed by dividing net income by the weighted average number of common stock and common stock equivalents outstanding during each period. Common stock equivalents represents the dilutive effect of the assumed exercise of certain outstanding options and warrants.

1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Cont'd)

           l.        DERIVATIVE FINANCIAL INSTRUMENTS

           Derivative financial instruments are utilized by the Company in order to reduce the impact of changes in interest rates. The Company does not hold or issue derivative financial instruments for trading purposes. Income and expenses are recorded in the same category as that arising from the related asset or liability being hedged. Gains realized on termination of interest rate swap contracts are deferred and amortized over the remaining terms of the original swap agreement. Costs of interest rate cap contracts are amortized over the lives of the contracts.

           m.        USE OF ESTIMATES

           The preparation of financial statements in conformity with generally accepted account ing principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

           n.        RECLASSIFICATIONS

           Certain   reclassifications  have  been  made  to  the  prior  year's financial statements to conform with the classifications used in 1996.

2.         MERGERS AND ACQUISITIONS:

           a.        MERGER

           In February 1996, the Company entered into an Agreement and Plan of Merger (the "Agreement") with AMSERV. On August 23, 1996 AMSERV was merged with and into the Company. Under terms of the Agreement, each share of AMSERV common stock was exchanged for .4090 shares of the Company's common stock. The Company also assumed all outstanding options and other rights to acquire AMSERV stock. Approximately 1,360,000 shares of the Company's common stock were exchanged for all of the outstanding stock of AMSERV. The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests, and accordingly, the accompanying supplemental financial statements have been restated to include the accounts and operations of AMSERV for all periods prior to the merger.

           AMSERV changed its year end to May 31 for fiscal 1996, utilized a 52/53 week fiscal year end for fiscal 1995 and a June 30 year end for fiscal 1994. AMSERV's statements of operations for the years ended June 24, 1995 and June 30, 1994 have been combined with Star's statements of operations for the fiscal years ended May 31, 1995 and 1994, respectively. In order to conform AMSERV's year end to Star's fiscal year end, the supplemental consolidated statement of operation for fiscal year ended May 31, 1996 includes four weeks (June 1, 1995 to June 24, 1995) for AMSERV which are also included in the supplemental consolidated statement of operation for fiscal year ended May 31, 1995. Accordingly, an adjustment has been made in fiscal 1996 to retained

2.         MERGERS AND ACQUISITIONS: (Cont'd)

earnings for the duplication of net loss of ($136,262) for such four week period. Other results of operations for such four week period of AMSERV include net revenues of $1,113,322, depreciation and amortization of $30,149, loss before taxes of ($199,624) and income tax benefit of $63,362.

           Separate approximated net revenues and net income/(loss) amounts of the merged entities for the period prior to the merger are as follows:

                                   YEAR ENDED
                                  MAY 31, 1996
            Net revenues:
                 Star Multi Care Services, Inc.              $36,339,000
                 AMSERV HEALTHCARE, INC                       12,823,000
                                                             -----------
                                                             $49,162,000
                                                             ===========

            Net income:
                 Star Multi Care Services, Inc.              $ 1,046,000
                 AMSERV HEALTHCARE, INC                           97,000
                                                             -----------
                                                             $ 1,143,000
                                                             ===========

           b.        ACQUISITIONS

           In May 1995, the Company acquired certain assets of Long Island Nursing Registry, Inc. ("LINR") for approximately $1,716,000, including acquisition costs of approximately $100,000. The assets purchased consisted of customers and patient lists of $1,156,000, nurses lists of $250,000, covenant not-to-compete of $150,000, furniture and office equipment of $25,000 and goodwill of $35,000.

           In June 1994, the Company acquired substantially all the assets and property of North Central Personnel, Inc. ("North Central"). The acquisition had an initial purchase price of $1,553,835. The Company paid $553,835 of the purchase price with cash, and the balance of $1,000,000 was financed by a promissory note payable to the seller. The final purchase price is contingent on an earnout, of which $500,000 was earned in 1995 and $100,000 was earned as of May 31, 1996. The remaining earnout will not exceed $400,000. The excess of the purchase price over the valuation of tangible assets was assigned to goodwill ($1,047,000) and a non-competition agreement ($25,000). The earnout advance and all future earnout payments will be accounted for as additional purchase price of North Central.

           In November 1993, the Company acquired certain assets of DSI Home Care Services, Inc. for approximately $725,000, including acquisition costs of $175,000. The assets purchased consisted of customer and patient lists of $400,000, nurses lists of $120,000, furniture and office equipment of $30,000 and goodwill of $175,000.

           The above acquisitions have been accounted for utilizing purchase accounting principles. Accordingly, the results of operations have been included in the accompanying consolidated financial statements since the date of acquisition.

3.         SHORT-TERM INVESTMENTS:

           Short-term investments are recorded at estimated fair market values at May 31, 1996 and 1995. The Company has classified all of its investments as available-for-sale securities according to Statement of Financial Accounting Standards ("SFAS") No. 115. The following table summarizes available-for-sale securities:

                                                     MAY 31, 1996
                                      -----------------------------------------
                                                        GROSS
                                                      UNREALIZED       ESTIMATED
                                        COST            LOSSES        FAIR VALUE
                                      --------         --------       ---------

Common stock                          $110,000         $ 10,000        $100,000
                                      ========         ========        ========

                                                     MAY 31, 1995
                                      -----------------------------------------
                                                        GROSS
                                                      UNREALIZED       ESTIMATED
                                        COST            LOSSES        FAIR VALUE
                                      --------         --------       ---------

Money market/non-gov't securities   $  453,903         $  2,494       $ 451,409
Tax exempt government bonds            605,020              158         604,862
Common stock                           110,000           23,000          87,000
Preferred stock                        250,000            1,250         248,750
                                    ----------         --------      ----------
            Total                   $1,418,923         $ 26,902      $1,392,021
                                    ==========         ========      ==========


           As a result of the adoption of SFAS No. 115 during the year ended May 31, 1995, the Company records net unrealized holding gains and losses, net of income tax effects, as a separate component of shareholders' equity. Previously, unrealized losses had been charged to operations. The cumulative effect of this change in accounting principle resulted in an after-tax adjustment to earnings of $23,683 at June 1, 1994.

           A net realized loss on sales of available-for-sale securities of $10,098 was recognized in the year ended May 31, 1996. A net realized gain of $2,413 was recognized in the year ended May 31, 1995 and a net realized loss of $11,250 was recognized in the year ended May 31, 1994.

4.         INTANGIBLE ASSETS:

           Intangible assets are as follows:

                                                                MAY 31,
                                          AMORTIZATION  ------------------------
                                             PERIOD        1996          1995
                                         ------------   ----------    ----------


Goodwill                                     25 - 37    $2,989,000    $2,895,000
Customer contracts                           11 - 15     2,225,000     2,225,000
Covenants not-to-compete                      2 -  8     1,100,000     1,125,000
Nurses' list                                  9 - 15       703,000       703,000
Accreditation and training programs             5          503,000       503,000
Assembled workforce                             5          497,000       497,000
Other                                        2 - 10        127,000        49,000
                                                        ----------    ----------
                                                         8,144,000     7,997,000
Less accumulated amortization                            2,946,000     2,448,000
                                                        ----------    ----------

                                                        $5,198,000    $5,549,000
                                                        ==========    ==========

5.         REVOLVING CREDIT LINE:

           The Company has a $6.0 million line of credit with a bank which bears interest at 1/4% above the bank's prime lending rate (8 1/4% at May 31, 1996) and matures on October 31, 1997, at which time it may be converted into a three year term loan which will bear interest at 1/2% above the bank's prime lending rate. The facility is renewable at the sole discretion of the bank. All loans under the line of credit are collateralized by all assets of the Company. The Company can borrow against the line to the extent of 80% of eligible accounts receivable (120 days and under, net of contractual allowances).

           Under the line of credit agreement, the Company can from time to time borrow at a rate based on the bank's money market rate (5.31% at May 31, 1996) plus 2 3/4% for a period no less than three months. At May 31, 1996, $2,900,000 was at the money market rate and the remainder of the outstanding credit line of $380,000 was at prime plus 1/4%.

6.         LONG-TERM DEBT:

           Long-term debt consists of a note payable in monthly installments of $10,417 through May 1999. Interest is payable monthly at 8.5%. The note was issued in connection with the acquisition discussed in Note 8.

           Long-term debt matures as follows:

             YEARS ENDING
                MAY 31,
             ------------
                  1997                 $125,000
                  1998                  125,000
                  1999                  125,000
                                       --------
                                       $375,000
                                       ========

7.         DISCONTINUED OPERATIONS:

           On September 20, 1994, the Company signed a Letter of Intent to sell its temporary nursing services business. As a result, the Company recorded a fiscal 1994 charge of $1,167,949 (after income tax benefit of $77,110) to provide for a loss on the disposal of this discontinued operations and the after-tax estimated operating losses of $149,627 until the estimated date of disposal. On November 9, 1994, the Company completed this transaction, and sold substantially all of the fixed and intangible assets of its temporary nursing services business for $814,000. The related net liabilities for this discontinued operation are included in the balance sheet under the caption, "Net liabilities of discontinued operations." The balance remaining unpaid at May 31, 1996 and 1995, relates to various state and local tax and payroll liabilities that have not been finalized and a remaining severance obligation. The consolidated statements of operations for the years ended May 31, 1996, 1995 and 1994, exclude sales and expenses for its temporary nursing services business from captions applicable to continuing operations. Revenues from the discontinued operation during fiscal 1995 were $3,988,696. Operating results of the discontinued operation for fiscal 1994 is summarized below:

                                                              MAY 31,
                                                               1994
                                                           ------------
          Net sales                                        $ 12,022,618
          Loss before income taxes                         $   (993,037)
          Income tax benefit                               $   (282,401)
          Loss from discontinued operations                $   (710,636)

8.         REDEEMABLE PREFERRED STOCK:

           In April 1995, the Company issued 426,794 shares of its voting Class A Redeemable Preferred Stock, which had a redemption value of $2.00 per share, in exchange for a promissory note payable in connection with the purchase of North Central and related accrued interest which totalled $853,588 on the date of the exchange. The preferred shares paid no dividends and could be redeemed at the option of the holder, in specified installments for cash. On May 29, 1995, 85,359 shares were redeemed for $170,718. On July 6, 1995, the remaining 341,435 Class A Redeemable Preferred Shares were exchanged for 260,141 Class B Redeemable preferred Shares, with a redemption price of $2.625 per share and an aggregate redemption value of $682,870. During the current fiscal period, 130,070 shares have been redeemed for $341,434. As of May 31, 1996, the remaining 130,071

8.         REDEEMABLE PREFERRED STOCK: (Cont'd)

shares with an aggregate redemption value of $341,436 may be redeemed in installments of approximately 65,000 shares on or after November 29, 1996 and May 29, 1997, at the option of the holder. All outstanding Class B shares become redeemable in the event of default or change of control. As a result of the merger with AMSERV (Note 2), the holder of the preferred shares called for redemption, which was paid in full on August 23, 1996. Holders of all classes of Redeemable Preferred Stock have the same voting rights as common stock.

9.         INCOME TAXES:

           Effective June 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires a liability approach to financial accounting and reporting for income taxes. The effect of adopting SFAS No. 109 on net income for the year ended May 31, 1994 was an increase of $76,000, which includes an increase in net income of $65,000 for the cumulative effect on years prior to June 1, 1993. As permitted under the standard, the financial statements for the prior year have not been restated.

           The provision for income taxes from continuing operations consists of the following:


                                                YEARS ENDED MAY 31,
                                    -------------------------------------------
                                       1996             1995             1994
                                    ---------        ---------        ---------
Current:
     Federal                        $ 551,758        $ 314,781        $ 215,832
State and local                       217,192          170,022           81,000
                                    ---------        ---------        ---------

                                      768,950          484,803          296,832
                                    ---------        ---------        ---------
Deferred:
Federal                              (197,498)          (8,765)          (8,000)
     State                             (2,608)          (4,000)          (3,000)
                                    ---------        ---------        ---------
                                     (200,106)         (12,765)         (11,000)
                                    ---------        ---------        ---------

                                    $ 568,844        $ 472,038        $ 285,832
                                    =========        =========        =========

           The components of the net deferred tax assets are as follows:



                                                                MAY 31,
                                                         -----------------------
                                                           1996           1995
                                                         --------       --------
         Deferred tax assets:
             Allowance for doubtful accounts             $296,772       $201,448
             Reserve for discontinued operations           35,099        157,249
             Accrued expenses                             111,811        102,190
             Tax credits                                   71,973         92,696
             Net operating loss carryfoward                11,440          9,060
             Other                                         19,313         26,064
                                                         --------       --------
                                                          546,408        588,707
                                                         --------       --------

9.         INCOME TAXES:

                                                               MAY 31,
                                                     --------------------------
                                                       1996             1995
                                                     ---------        ---------
Deferred tax liabilities:
    Depreciation and amortization                     (143,322)         (54,069)
    Prepaid expenses                                   (42,980)         (38,874)
                                                     ---------        ---------
                                                      (186,302)         (92,943)
Valuation allowance                                       --           (335,764)
                                                     ---------        ---------
                                                      (186,302)        (428,707)
                                                     ---------        ---------

Net deferred tax asset                               $ 360,106        $ 160,000
                                                     =========        =========


           A reconciliation between the actual income tax expense and income taxes computed by applying the statutory federal income tax rate to income before taxes is as follows:


                                                     YEARS ENDED MAY 31,
                                            -----------------------------------
                                               1996         1995         1994
                                            ---------    ---------    ---------
Computed federal income tax at
  statutory rates                           $ 582,115    $ 419,035    $ 218,025
State taxes, net of federal benefits          158,200      108,015       53,000
Items without tax benefit                     103,856       51,552       32,000
Valuation allowance                          (335,764)     (77,687)       4,922
Other, net                                     60,437      (28,877)     (22,115)
                                            ---------    ---------    ---------

                                            $ 568,844    $ 472,038    $ 285,832
                                            =========    =========    =========

10.        SHAREHOLDER'S EQUITY:

           a.        WARRANTS

           Pursuant to the Company's common stock offering in May 1991, the Company issued to the underwriter warrants to purchase 112,922 shares of the Company's common stock. The warrants, which contain certain anti-dilution provisions have an exercise price of $4.98 per share. Warrants totalling 11,292 were cancelled in May 1996, the remaining 101,630 warrants were extended until May 1999.

           b.        PREFERRED STOCK

           On November 23, 1993, shareholders voted to amend the Company's Certificate of Incorporation to create five million shares of preferred stock, $1.00 par value, which the Board of Directors has authority to issue from time to time in series. The Board of Directors also has the authority to fix, before the issuance of each series, the number of shares in each series and the designation, preferences, rights and limitations of each series. To date, no shares of preferred stock have been issued.

           c.        STOCK DIVIDEND

           On December 5, 1995, the Company's Board of Directors approved a stock dividend on January 12, 1996 for shareholders of record as of December 22, 1995. A total of 136,090 shares of common stock were issued in connection with the dividend. Common stock has been adjusted for the par value of the shares issued. Additional paid in capital and retained earnings have been adjusted for the difference between the fair market value and the par value of the shares.

           On April 24, 1995, the Company's Board of Directors approved a stock dividend payable on May 30, 1995 for shareholders of record as of May 15, 1995. A total of 128,347 shares of common stock were issued in connection with the dividend. Common stock has been adjusted for the par value of the shares issued. Additional paid-in capital and retained earnings have been adjusted for the difference between the fair market value and the par value of the shares.

           On April 12, 1994, the Company's Board of Directors approved a stock split of the Company's common stock for shareholders of record as of April 29, 1994. A total of 722,500 shares of common stock were issued in connection with the split. Common stock and additional paid-in capital have been adjusted for the par value of the additional shares issued.

           All references in the accompanying financial statements to the number of common shares and per share amounts for all periods presented have been restated to reflect the stock dividends.

11.        STOCK OPTION PLANS:

           The Company has three stock option plans (the "Plans") as adopted and as adjusted for stock dividends. Participants may be granted either Incentive Stock Options or Non-Qualified Stock Options to purchase an aggregate of 1,234,685 shares of common stock. The purpose of the Plans are to promote the overall financial objectives of the Company and its shareholders by motivating those persons selected to participate in the Plans to achieve long-term growth in shareholder equity in the Company and by retaining the association of those individuals who are instrumental in achieving this growth. Such options become exercisable at various intervals based upon vesting schedules as determined by the Compensation Committee. The options expire between November 1997 and May 2005.

           The incentive stock options may be granted to employees and consultants of the Company at a price not less than the fair market value on the date of grant. All such options are authorized and approved by the Board of Directors, based on recommendations of the Compensation Committee.

           Information as to options granted is summarized as follows:



                                                             EXERCISE
                                  SHARES                      PRICE
                                  ------                      -----

Outstanding, June 1, 1993         597,376                 $1.44 - $15.60
    Granted                       254,156
    Canceled and expired         (46,153)
                               ----------
Outstanding, May 31, 1994         805,379                 $1.44 - $15.60
    Granted                        33,671
    Exercised                   (105,033)
    Canceled and expired         (46,115)
                               ----------
Outstanding, May 31, 1995         687,902                 $1.44 - $15.60
    Granted                        98,302
    Canceled and expired         (17,963)
    Exercised                    (80,218)
                               ----------

Outstanding, May 31, 1996         688,023                 $1.44 - $7.64
                               ==========

Exercisable                       621,297                 $1.44 - $7.64
                               ==========

Shares reserved for future issuance at May 31, 1996 are comprised of the following:

Shares issuable upon exercise of
    stock option under the plans              1,222,000
Shares issuable upon exercise of
    warrants by underwriter                     102,000
Shares issuable under the Company's
    employee stock purchase plan                318,000
                                              ---------
                                              1,642,000
                                              =========


           In November 1995, the Company adopted an Employee Stock Purchase Plan whereby certain employees can purchase shares of common stock at the lesser of 85% of fair market value of the stock at the beginning or end of the calendar year.

           In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which requires companies to measure employee stock compensation based on the fair value method of accounting, or to use the intrinsic value method prescribed in Accounting Principles Board Option No. 25 and to provide pro forma footnote disclosures under the fair value method in SFAS No. 123. The Company will adopt the new standard in fiscal 1997 and expects to elect the continued use of APB Opinion No. 25.

12.        RELATED PARTY TRANSACTIONS:

           a.        NOTES RECEIVABLE FROM OFFICER

           Notes receivable from officer of $100,517 represents amounts loaned by the Company and/or subsidiaries of the Company to the Company's President. These notes bear interest at 6% and mature August 1, 1998. All interest has been paid through May 31, 1996.

           b.        STOCK SUBSCRIPTION RECEIVABLE

           On April 20, 1995, the Company accepted a non-recourse promissory note from the former Chief Executive Officer of AMSERV, Eugene J. Mora, in the original principal amount of $198,440, bearing interest at a rate of 10% per annum and maturing in April 2000, and $1,100 in cash for the exercise of options for 44,990 shares of the Company's common stock. The promissory note is secured by 72,623 shares of the Company's common stock owned by Mr. Mora. On January 16, 1996, the promissory note was amended to become a recourse promissory note, secured by 44,990 shares of common stock owned by Mr. Mora, with interest at a rate of 5.73% per annum. Also on January 16, 1996, the Company accepted an additional recourse promissory note from Mr. Mora in the original principal amount of $199,342, bearing interest at a rate of 5.73% per annum and maturing in January 2001, and $1,105 in cash for the exercise of options for 45,194 shares of the Company's common stock..

           c.        SERVICES

           A director provides accounting services to the Company for which he was compensated approximately $100,000 in each of the years 1996, 1995 and 1994.

           A former director of AMSERV, provided certain legal services to the Company. The Company incurred legal fees with such firm of $7,027, $114,208 and $39,272 for fiscal years 1996, 1995 and 1994, respectively.

13.        FAIR VALUE OF FINANCIAL INSTRUMENTS:

           In 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 107, Disclosure about Fair Value of Financial Instruments, which requires disclosures about the fair value of the Company's financial instruments. The methods and assumptions used to estimate the fair value of the following classes of financial instruments were:

           Current Assets and Current Liabilities:  The carrying amount of cash,
           current   receivables  and  payables  and  certain  other  short-term financial instruments approximate their fair value.

13.        FAIR VALUE OF FINANCIAL INSTRUMENTS: (Cont'd)

           Long-Term Debt: The fair value of the Company's long-term debt, including the current portions, was estimated using a discounted cash flow analysis, based on the Company's assumed incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of variable and fixed rate debt at May 31, 1996 approximates its fair value.

14.        CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS:

           Financial   instruments  which  potentially  expose  the  Company  to
concentrations of credit risk consist principally of trade accounts receivable and temporary cash investments.

           The Company provides temporary health care personnel to hospitals, nursing homes, extended care facilities and in-home patients in Florida, New Jersey and the New York City metropolitan area. At May 31, 1996, approximately 30% of accounts receivable was due from Medicaid and approximately 8% of accounts receivable was due from Medicare. Credit losses relating to customers historically have not been significant and within management's expectations.

           The Company places it temporary cash investments with high credit quality financial institutions.

15.        CONTINGENCIES:

           The Company in the past treated certain of its nurses and certain others as independent contractors. The Internal Revenue Service ("IRS") and the New York State Department of Labor ("DOL") have, in certain cases, determined that per diem health care workers were employees, and not independent contractors, of the firm placing them. Two of the Company's subsidiaries have been selected for an employment tax audit by DOL and another of the Company's subsidiaries has been selected for an employment tax audit by the IRS.

           In October 1994, the subsidiary subjected to the IRS audit received from the IRS a formal report proposing an adjustment in taxes of $1,222,220 for years 1989-1993. On October 12, 1995, that subsidiary signed a closing agreement with the IRS providing for zero tax liability for the years 1989-1995. The subsidiary has agreed to treat all skilled nurses providing hospital staffing services as employees for federal employment tax purposes commencing January 1, 1996. As skilled hospital staffing services currently represents only 3% of revenues this change is not expected to have a significant impact on earnings.

           In May 1993, one of the Company's subsidiaries received from the DOL a formal report proposing an adjustment in the amount of $73,000. In January 1994, the other of the Company's subsidiaries received from the DOL a formal report proposing an adjustment in the amount of $33,000. The Company prevailed before the hearing examiner in the latter of these cases, which decision is presently being appealed by the DOL, and the Company is vigorously defending its position. The Company did not prevail in the former case and is currently appealing that decision. Management believes that the possibility of an unfavorable outcome which would materially affect the financial position and results of operations of the Company is remote.

16.        COMMITMENTS:

           a.        EMPLOYMENT AGREEMENT

           The Company has an employment agreement, as amended, with an officer which expires in December 2000. The aggregate commitment for future salary, excluding bonuses, under the agreement is $1,125,000. The agreement also provides for certain bonuses based upon annual pretax income. The Company has an employment agreement with a former LINR shareholder which expires May 1997. The aggregate commitment for future salary under the agreement is $100,000. The aggregate minimum commitment for future salaries under both agreements are as follows:


                     YEARS ENDING
                       MAY 31,
                     ------------
                         1997                  $  350,000
                         1998                     250,000
                         1999                     250,000
                         2000                     250,000
                         2001                     125,000
                                               ----------
                                               $1,225,000
                                               ==========

           Under the Merger Agreement with AMSERV, Star has agreed to honor the provisions of certain agreements with AMSERV's chief executive officer. Pursuant to these agreements, if AMSERV's chief executive officer is terminated without cause, AMSERV is obligated to pay the chief executive officer the compensation he earned in the final year of his employment in each of the immediately following five years and transfer certain life insurance policies owned by the Company. In 1996, compensation earned by the chief executive officer was approximately $300,000.

           b.        LEASES

           The Company conducts its operations from leased office space under various operating leases which expire at various dates through 2002. Management expects that in the normal course of business these leases will be renewed or replaced by other leases.

           As of May  31,  1996  future  net  minimum  rental  payments  (net of
sublease   income)  under   operating   leases   having   initial  or  remaining
noncancellable terms in excess of one year are as follows:


                   1997                  $  718,000
                   1998                     643,000
                   1999                     587,000
                   2000                     230,000
                   2001                     144,000
                   2002                      75,000
                                         ----------
                                         $2,397,000
                                         ==========

           Rental expenses for operating leases for fiscal years ended 1996, 1995 and 1994 were approximately $731,000, $519,000 and $470,000, respectively.

           c.        GUARANTY

           In connection with the sale of a business in 1992, the Company has guaranteed certain lease payments. The amount of future lease payments guaranteed by the Company totalled $290,836 at May 31, 1996 and are payable through September 1998.

17.        RETIREMENT PLANS:

           The Company adopted a 401(k) savings plan in January 1995 covering all eligible employees. Employees may defer up to 15% of their compensation. The Company will match 10% of employees' contributions up to 8%. Contributions for the year ended May 31, 1996 approximated $17,000.

           A division of the Company has a deferred fringe benefits welfare compensation plan covering substantially all of its employees. Contributions to the plan are discretionary and are based on employee compensation. The plan was amended in November 1995 to increase the vesting period of new entrants. New entrants vest fully after 10 years of service, and participants prior to the amendment vest fully after three years of service. Contributions to the plan for 1996, 1995 and 1994 approximated $233,000, $264,000 and $222,000, respectively.

18.        SUPPLEMENTARY INFORMATION - STATEMENT OF CASH FLOWS:

           During the years ended May 31, 1996 and 1995, the Company issued stock dividends which amounted to $1,071,709 and $481,301, respectively. During the years ended May 31, 1996 and 1995, the Company issued common stock upon the exercise of stock options in exchange for notes receivable in the amount of $199,342 and $198,440, respectively. During the year ended May 31, 1995, the Company issued a note payable of $500,000 to finance a portion of the acquisitions mentioned in Note 2. During the year ended May 31, 1995, the Company issued $853,588 of Class A redeemable preferred stock in exchange for a note payable and related accrued interest. During the year ended May 31, 1994. the Company transferred $80,307 from accounts receivable to notes receivable.

19.        FINANCIAL INSTRUMENTS:

           On March 20, 1996, the Company entered into a two year notional amount $1,500,000 interest rate swap with a bank, whereby the Company pays interest at a fixed rate of 6.16% and receives interest at the three-month London Interbank Offered Rate ("LIBOR"). The Company is exposed to credit loss in the event of non-performance by the bank, however the Company does not anticipate a loss resulting from this credit risk. The fair value of this financial instrument at May 31, 1996 approximates $10,000.

                                   SIGNATURES


           Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


April 25, 1997                              STAR MULTI CARE SERVICES, INC.


                                            By:     /S/ WILLIAM FELLERMAN
                                                -----------------------------
                                                Name:  William Fellerman
                                                Title: Chief Financial Officer